Exhibit 23.1

Consent of Independent Auditors’

Board of Directors

OCO Holdings, Inc. and Subsidiaries:

We consent to the incorporation by reference in the Registration Statements (No. 333-161896 on Form S-3 and Nos. 333-190334, 333-168608, 333-165474, 333-159053, 333-150932, 333-142265 and 333-137975 on Form S-8) of ICF International, Inc. of our report dated April 21, 2014, with respect to the consolidated financial statements of OCO Holdings, Inc. and Subsidiaries as of December 31, 2013 and 2012 and for the years then ended, which report appears in the Form 8-K/A of ICF International, Inc. dated January 21, 2015.

/s/ KPMG LLP

Minneapolis, Minnesota
January 21, 2015